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As filed with the Securities and Exchange Commission on February 25, 2003

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

USA INTERACTIVE
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-2712887 (I.R.S. Employer Identification Number)

152 WEST 57TH STREET
NEW YORK, NEW YORK 10019
(212) 314-7300
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

DAVID ELLEN
DEPUTY GENERAL COUNSEL AND ASSISTANT SECRETARY
USA INTERACTIVE
152 WEST 57TH STREET
NEW YORK, NEW YORK 10019
(212) 314-7300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a Copy to:

KAREN E. BERTERO
GIBSON, DUNN & CRUTCHER LLP
333 SOUTH GRAND AVENUE
LOS ANGELES, CALIFORNIA 90071
(213) 229-7000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective. See note 1 to the "Calculation of the Registration Fee" on the following page.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	(2)	N/A	$184,507,500(3)	$14,945.11

(1)
This registration statement relates to the resale by the selling stockholders named in the accompanying prospectus of the shares of common stock, par value $0.01 per share, of the Registrant that may be issued, at the Registrant's sole election, as a portion of the consideration in connection with the acquisition by the Registrant of Entertainment Publications, Inc., as described in the accompanying prospectus. If the Registrant determines not to issue any shares of its common stock in connection with such acquisition, it will file an application with the Securities and Exchange Commission pursuant to Rule 477 under the Securities Act for withdrawal of this registration statement.
(2)
The number of shares of USA common stock to be registered has been omitted pursuant to Rule 457(o) under the Securities Act.
(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        On November 20, 2002, we and our wholly owned subsidiary, Red Wing, Inc., entered into an Agreement and Plan of Merger with Entertainment Publications, Inc., or EPI, and Carlyle-EPI Partners, L.P., solely as initial representative for the stockholders and optionholders of EPI, including the selling stockholders named in the prospectus included in this registration statement, under which we agreed to acquire all of the issued and outstanding stock of EPI via the merger of Red Wing into EPI. In the prospectus included in this registration statement, we refer to this agreement as the merger agreement, to the transactions contemplated by it as the merger and to the selling stockholders named in this prospectus as the selling stockholders. Under the merger agreement, we have the right to elect, in our sole discretion, to pay the merger consideration solely in cash or in a combination of cash and shares of USA common stock. In connection with the merger agreement, we also entered into a registration rights agreement with the selling stockholders in which we agreed to register for resale with the Securities and Exchange Commission, or the SEC, any shares we may issue to the selling stockholders in the merger. This registration statement has been filed with respect to that resale, if any. See the section "Plan of Distribution" for a description of the manner in which shares of common stock may be offered and sold under the prospectus included in this registration statement. The filing of this registration statement does not reflect any determination by us as to whether we will issue any shares of our common stock in the merger. We may make our election at any time prior to the closing of the merger, and we do not expect to make an election until shortly before the closing. If we elect not to issue any shares in the merger, we will file an application with the SEC to withdraw this registration statement.

SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2003

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

            SHARES OF COMMON STOCK

        This prospectus relates to the resale of up to                        shares of common stock previously issued by USA Interactive to certain selling stockholders named in this prospectus, each a former stockholder or optionholder of Entertainment Publications, Inc., or EPI, in connection with our acquisition of that company.

        We are registering these shares for offer and sale by the selling stockholders as required under the terms of a registration rights agreement between us and the selling stockholders. We will not receive any proceeds from the sale of the shares.

        Our common stock is quoted on The Nasdaq National Market under the symbol "USAI." On February    , 2003, the last reported sale price of USA common stock was $             per share.

        As used in this prospectus, the terms "USA," "we," "us" and "our" refer to USA Interactive (formerly USA Networks, Inc.) and its subsidiaries, except where it is clear from the context that they only refer to USA Interactive.

        See "Risk Factors" beginning on page 6 to read about factors you should consider in connection with purchasing USA common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or a solicitation would be illegal.

The date of this prospectus is February    , 2003

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we are filing with the SEC under a registration rights agreement we have entered into with the selling stockholders utilizing a "shelf" registration process. Under this shelf process, the selling stockholders may sell the shares of USA common stock being offered under this prospectus from time to time in one or more offerings (subject to the restrictions described in this prospectus). Under the registration rights agreement, we have agreed to use our commercially reasonable efforts to cause the registration statement to remain effective until the selling stockholders no longer own any of the shares of our common stock we issued to them in the merger of Red Wing, Inc., our wholly owned subsidiary, with and into EPI or, if earlier, one year after the closing of the merger.

        This prospectus provides investors with a general description of the securities offered. The section "Plan of Distribution" on page 9 provides a description of the sale of the securities. When securities are actually sold, to the extent required, the number of securities to be sold, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to that particular sale will be set forth in an accompanying prospectus supplement. A prospectus supplement also may update or change information contained in the basic prospectus. We expect that all relevant information about the shares will be contained in this prospectus. In all cases, you should read this prospectus (as it may be supplemented) together with the additional information described in the section "Where You Can Find More Information" on page 2.

        You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Information contained on our website at www.usainteractive.com is not part of this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The shares will not be offered under this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This prospectus and the SEC filings that are incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of the securities laws. These forward-looking statements include, but are not limited to, statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," "estimates," "intends," "plans," "projects," "seeks," or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. For those statements, we claim the protection of the safe harbors for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the section "Risk Factors," that may affect the operations, performance, development and results of our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this prospectus.

        You should understand that the following important factors, in addition to those discussed in this prospectus or the documents incorporated in this prospectus by reference, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements:

  •
  the risk that our and EPI's businesses will not be integrated successfully, including successful integration of our and EPI's management structures;

  •
  costs related to the merger;

  •
  material adverse changes in economic conditions generally or in our markets or industries;

  •
  future regulatory and legislative actions and conditions affecting our operating areas;

  •
  competition from others;

  •
  product demand and market acceptance;

  •
  the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms;

  •
  the ability to expand into and successfully operate in foreign markets;

  •
  obtaining and retaining key executives and skilled employees; and

  •
  other risks and uncertainties as may be detailed from time to time in our and/or our other public subsidiaries' public announcements and filings with the SEC.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason except as we may be required to do under applicable law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you free of charge at the SEC's website at www.sec.gov.

        As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we subsequently file with the SEC will automatically update this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its financial condition.

  USA Filings

  1.
  Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002, as amended on July 24, 2002 and on November 14, 2002.

  2.
  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002, as amended July 24, 2002 and November 13, 2002; for the quarter ended June 30, 2002, filed on August 14, 2002, as amended November 13, 2002; and for the quarter ended September 30, 2002, filed on November 14, 2002.

  3.
  Definitive Proxy Statements filed on March 25, 2002 and April 30, 2002.

  4.
  Current Reports on Form 8-K and amendments thereto filed on filed on January 29, 2002 (other than Exhibits 99.2 and 99.3); February 12, 2002; March 1, 2002; March 15, 2002; April 24, 2002 (other than Exhibit 99.2); May 17, 2002; June 3, 2002 (announcing our intention to commence exchange offers); June 5, 2002; July 24, 2002 (other than Exhibit 99.2);

    September 20, 2002; September 25, 2002; October 10, 2002 (announcing the pending Ticketmaster merger); October 24, 2002; October 25, 2002; December 6, 2002; and December 13, 2002; January 21, 2003; February 7, 2003 (other than Exhibit 99.3), and February 12, 2003 (two filings).

  5.
  Registration Statement on Form 8-A filed on January 22, 2003.

  Expedia, Inc. Filings

  1.
  Audited consolidated financial statements and financial statement schedule of Expedia for the six-month period ended December 31, 2001, as set forth on pages F-1 to F-31 of the Transition Report on Form 10-K.

        All documents filed by USA with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are incorporated by reference into this prospectus.

        You may request free copies of any or all of these filings by writing or telephoning us at the following address:

USA Interactive
152 West 57th Street
New York, New York 10019
(212) 314-7300
Attention: Corporate Secretary

NOTE ON COPYRIGHTS AND TRADEMARKS

        Expedia and Expedia.com, among others, are copyrights and trademarks of Expedia, Inc. Ticketmaster, ticketmaster.com, Ticketfast, Citysearch.com and Match.com, among others, are copyrights and trademarks of Ticketmaster. Hotels.com, among others, is a copyright and trademark of Hotels.com. Styleclick and Styleclick.com, among others, are copyrights and trademarks of Styleclick, Inc. Entertainment, among others, is a copyright and trademark of EPI. uDate.com, www.udate.com and www.kiss.com, among others, are copyrights and trademarks of uDate.com, Inc.

SUMMARY

        This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. To understand the terms of the shares being offered by this prospectus, you should read this entire prospectus, especially the risks of investing in the shares described under the section "Risk Factors," and the documents identified under the caption "Where You Can Find More Information."

USA Interactive

        USA (Nasdaq: USAI) engages worldwide in the business of interactivity via the Internet, the television and the telephone. USA's multiple brands are organized across three areas: Electronic Retailing, Information & Services and Travel Services. Electronic Retailing is comprised of HSN, America's Store, HSN.com, and Home Shopping Europe and Euvía in Germany. Information & Services includes Ticketmaster, Match.com, uDate (transaction pending), Citysearch, Evite, and Precision Response Corporation. Travel Services consists of Expedia (Nasdaq: EXPE), Hotels.com (Nasdaq: ROOM), Interval International, TV Travel Group and USA's forthcoming U.S. cable travel network. After the closing of the merger, EPI will be part of USA's Information & Services group.

        USA is incorporated under the laws of the State of Delaware. Our executive offices are located at 152 West 57th Street, New York, New York 10019 and our telephone number is (212) 314-7300.

Recent Developments

        Ticketmaster transaction.    On January 17, 2003, USA completed its acquisition of all of the outstanding shares of Ticketmaster common stock that USA did not already own. The acquisition was accomplished by the merger of a wholly-owned subsidiary of USA with Ticketmaster, with Ticketmaster surviving as a wholly owned subsidiary of USA. In the merger, each outstanding share of Ticketmaster Class A common stock and Ticketmaster Class B common stock (other than shares held by USA, Ticketmaster and their subsidiaries) was converted into the right to receive 0.935 of a share of USA common stock. USA issued an aggregate of approximately 45.5 million shares of USA common stock in the merger. As a result of the merger, shares of Ticketmaster Class B common stock, which prior to the merger traded on the Nasdaq National Market under the symbol "TMCS," were delisted from trading.

        VUE tax matter.    In connection with the formation of Vivendi Universal Entertainment LLLP, or VUE, we and various of our affiliates entered into an amended and restated limited liability limited partnership agreement, or the Partnership Agreement, dated as of May 7, 2002, with various affiliates of Vivendi Universal, S.A., or Vivendi, as well as Barry Diller. Pursuant to the Partnership Agreement, VUE "shall, as soon as practicable after the close of each taxable year, make cash distributions" to each partner, including USA and its affiliates, with respect to taxable income of VUE allocated to the partner for the taxable year. Also pursuant to the Partnership Agreement, taxable income of the partnership is to be allocated to USA and its affiliates in a specified order, including amounts corresponding to the cash and pay-in-kind distributions on USA's preferred interests in VUE (which represent a 5% annual return on those interests) (the "Preferred Return"). The actual amount of cash distributions with respect to taxable income on the Preferred Return would depend on several factors, including the amount of VUE's earnings and federal, state and local income tax rates. Assuming sufficient VUE earnings in each of the next 20 years and a discount rate of 7%, such cash distributions could have a present value to USA of up to approximately $620 million.

        Vivendi has advised USA that it does not believe that VUE is obligated under the Partnership Agreement to make these payments in respect of taxable income allocated to USA and its affiliates with respect to the Preferred Return.

        USA has advised Vivendi that the contract language is entirely clear on this point and, in fact, was the subject of negotiation between the parties. Moreover, the document language and all revisions were at all times drafted and controlled by Vivendi. USA has asked VUE and Vivendi to acknowledge the obligations expressly set forth in the agreement. Vivendi has stated that VUE does not owe USA a tax distribution on USA's preferred interest in VUE and, to date, the disagreement remains unresolved.

        uDate.com transaction.    On December 19, 2002, USA announced that it entered into an agreement to acquire uDate.com, Inc., a global online personals group based in Derby, England, which provides dating and matchmaking services through www.udate.com and www.kiss.com, for approximately $150 million in USA common stock, subject to various adjustments. The transaction is expected to close in the first half of 2003, subject to standard closing conditions and regulatory approvals.

        Bond Issuance.    On December 16, 2002 USA issued $750,000,000 principal amount of 7% senior notes due 2013 in a private offering. USA intends to use the proceeds from the offering for general corporate purposes which may include acquisitions, working capital, capital expenditures and debt repurchases.

        Recent Financial Results and 2003 Budget.    On February 6, 2003, USA announced its financial results for the year ended December 31, 2002, and released its budget for 2003, which results and budget have been filed with the Commission in a Current Report on Form 8-K which is incorporated by reference in and made part of this prospectus. See "Where You Can Find More Information."

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should consider the following factors carefully before deciding to purchase our securities. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

We Depend On Our Key Personnel.

        We are dependent upon the continued contributions of our senior corporate management, particularly Mr. Diller, our chairman and chief executive officer, and certain key employees for our future success. Mr. Diller does not have an employment agreement with us, although he has been granted options to purchase a substantial number of shares of USA common stock.

        If Mr. Diller no longer serves in his positions at USA, our business, as well as the market price of USA common stock, could be substantially adversely affected. We cannot assure you that we will be able to retain the services of Mr. Diller or any other of our members of senior management or key employees.

We are controlled by Mr. Diller and in his absence, will be controlled by Liberty Media Corporation.

        Subject to the terms of an amended and restated stockholders agreement, dated as of December 16, 2001, among Universal Studios, Inc., Liberty Media Corporation, Mr. Diller and Vivendi Universal, S.A., which we refer to in this document as the Stockholders Agreement, Mr. Diller effectively controls the outcome of all matters submitted to a vote or for the consent of our stockholders (other than with respect to the election by the holders of USA common stock of 25% of the members of our board of directors (rounded up to the nearest whole number) and matters as to which a separate class vote of the holders of USA common stock or USA preferred stock is required under Delaware law).

        In addition, under an amended and restated governance agreement, dated as of December 16, 2001, among USA, Vivendi, Universal Studios, Liberty and Mr. Diller, which we refer to in this document as the Governance Agreement, each of Mr. Diller and Liberty generally has the right to consent to limited matters in the event that USA's ratio of total debt to EBITDA, as defined in the Governance Agreement, equals or exceeds 4:1 over a continuous 12-month period. We cannot assure you that Mr. Diller and Liberty will consent to any such matter at a time when we are highly leveraged, in which case we would not be able to engage in such transaction or take such actions.

        Upon Mr. Diller's permanent departure from USA, Liberty generally would be able to control USA through its ownership of shares of USA Class B common stock.

Our success depends on maintaining the integrity of its systems and infrastructure.

        A fundamental requirement for online commerce and communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks. Our current security measures may not be adequate and, if any compromise of our security were to occur, it could have a detrimental effect on our reputation and adversely affect its ability to attract customers. As our operations continue to grow in both size and scope, we will need to improve and upgrade our systems and infrastructure. This may require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase.

        We rely on our own affiliates' and third-party computer systems and service providers to facilitate and process a portion of its transactions. Any interruptions, outages or delays in these services, or a deterioration in their performance, could impair our ability to process transactions for our customers and the quality of service we can offer to them. It is unlikely that we could make up for the level of orders lost in these circumstances by increased phone orders.

Declines or disruptions in the industries in which we operate, such as those caused by terrorism or general economic downturns, could harm our businesses.

        Our businesses in general are sensitive to trends or events that are outside of our control. For example, adverse trends or events, such as general economic downturns, decreases in consumer spending and work stoppages, may reduce the popularity and frequency of the events to which we sell tickets and reduce travel. The occurrence of any of these adverse trends or events could significantly impact our businesses, results of operations or financial condition.

        Travel is highly sensitive to traveler safety concerns, and thus declines after acts of terrorism impact the perceived safety of travelers. In the aftermath of the terrorist attacks of September 11, 2001, the travel industry experienced a protracted decrease in demand for air travel due to fears regarding additional acts of terrorism and increased costs and reduced operations by airlines due, in part, to new security directives adopted by the Federal Aviation Administration. We cannot predict the future scope and effects of these changes, which could significantly impact our long-term results of operations or financial condition.

We may experience operational and financial risks in connection with our acquisitions. In addition, some of the businesses we acquire may incur significant losses from operations or experience impairment of carrying value.

        Our future growth may be a function, in part, of acquisitions. To the extent that we grow through acquisitions, we will face the operational and financial risks commonly encountered with that type of a strategy. We would also face operational risks, such as failing to assimilate the operations and personnel of the acquired businesses, disrupting its ongoing business, dissipating its limited management resources and impairing its relationships with employees and customers of acquired businesses as a result of changes in ownership and management. Some of our acquisitions may not be successful and their performances may result in the impairment of their carrying value.

Changing laws and regulations, and legal uncertainties, may impair our growth and harm our businesses.

        A number of proposed laws and regulations regarding the Internet, including with respect to consumer privacy, have been proposed or considered that could impact our businesses. We cannot predict whether any of these types of laws or regulations will be enacted or amended and what effect, if any, such laws or regulations would have on our businesses, financial condition or results of operations. In addition, the application of various sales and use tax provisions under state and local law to our historical and new products and services sold via the Internet, television and telephone is subject to interpretation by the applicable taxing authorities. We believe we are compliant with these tax provisions, but there can be no assurances that taxing authorities will not take a contrary position or that such positions will not have a material adverse effect on our businesses, financial condition and results of operations.

USE OF PROCEEDS

        All of the USA common stock being offered under this prospectus is being sold by the selling stockholders. We will not receive any proceeds from the sale of USA common stock by the selling stockholders.

SELLING STOCKHOLDERS

Selling Stockholders

        The following table sets forth each selling stockholder, together with (1) the maximum number of shares of USA common stock that will be beneficially owned by such selling stockholder immediately following the merger and (2) the number of shares of USA common stock registered for sale by this prospectus. The USA common stock being offered under this prospectus is being offered for the account of the selling stockholders.

Selling Stockholder	Shares of USA Common Stock Beneficially Owned Prior to the Offering(1)		Shares of USA Common Stock Being Offered(2)		Shares of USA Common Stock Beneficially Owned After the Offering
The Carlyle Group Funds		(3)		(4)	*
Alan Bittker					*
Karl Hawes					*
Kevin Petry					*
Marian Roberge					*

*
Because the selling stockholders may sell all or a portion of the USA common stock that is being offered pursuant to this prospectus, the number of shares of USA common stock that will be owned by each selling stockholder upon termination of this offering cannot be determined. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling stockholders. See also "Plan of Distribution."

(1)
No selling stockholder beneficially owns shares of USA common stock representing 1% or more of our outstanding common stock.

(2)
The registration statement of which this prospectus forms a part will also cover any additional shares of USA common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)
Of the                        shares beneficially owned by The Carlyle Group Funds,                         shares are beneficially held by Carlyle High Yield Partners, L.P.,                         shares are beneficially held by Carlyle International Partners II, L.P.,                        shares are beneficially held by Carlyle International Partners III, L.P.,                        shares are beneficially held by Carlyle Investment Group, L.P.,                        shares are beneficially held by Carlyle Partners II, L.P.,                         shares are beneficially held by Carlyle SBC Partners II, L.P.,                        shares are beneficially held by Carlyle-Entertainment Publications International Partners, L.P.,                        shares are beneficially held by Carlyle-Entertainment Publications Partners, L.P.,                        shares are beneficially held by Carlyle-Entertainment Publications Partners II, L.P.,                        shares are beneficially held by C/S International Partners, and                        shares are beneficially held by State Board of Administration of Florida.

(4)
Of the                        shares being offered by The Carlyle Group Funds,                         shares are being offered by Carlyle High Yield Partners, L.P.,                         shares are being offered by

  Carlyle International Partners II, L.P.,                        shares are being offered by Carlyle International Partners III, L.P.,                         shares are being offered by Carlyle Investment Group, L.P.,                        shares are being offered by Carlyle Partners II, L.P.,                         shares are being offered by Carlyle SBC Partners II, L.P.,                         shares are being offered by Carlyle-Entertainment Publications International Partners, L.P.,                        shares are being offered by Carlyle-Entertainment Publications Partners, L.P.,                        shares are being offered by Carlyle-Entertainment Publications Partners II, L.P.,                        shares are being offered by C/S International Partners, and                        shares are being offered by State Board of Administration of Florida. Each of these entities has an address c/o The Carlyle Group, 520 Madison Avenue, 41st Floor, New York, New York 10022.

        We have filed a registration statement with the SEC, of which this prospectus forms a part, to permit the public resale of the USA common stock subject to this prospectus from time to time under Rule 415 under the Securities Act. Subject to the restrictions described in this prospectus, the selling stockholders may offer the USA common stock being offered under this prospectus for resale from time to time. In addition, subject to the restrictions described in this prospectus, the selling stockholders identified above may sell, transfer or otherwise dispose of all or a portion of the USA common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

USA's Relationships with the Selling Stockholders

        The selling stockholders are former stockholders and optionholders of EPI who received cash and shares of our common stock in connection with the merger of a wholly owned subsidiary of USA into EPI in exchange for their EPI shares and/or options to acquire EPI shares. The USA common stock issued to the selling stockholders in connection with the merger, all of which is being offered for resale under this prospectus, has been registered under the Securities Act pursuant to a registration statement we filed on Form S-4 (file no. 333-102119) on December 23, 2002, as amended.

        In connection with the merger, we and the selling stockholders entered into a registration rights agreement, pursuant to which we granted the selling stockholders registration rights relating to the resale of the USA common stock being offered under this prospectus. Pursuant to that registration rights agreement, on February 25, 2003 we filed the registration statement of which this prospectus is a part. See the section "Plan of Distribution" for a description of the registration rights agreement.

PLAN OF DISTRIBUTION

Method of Sale

        Subject to the provisions of the registration rights agreement described below, the selling stockholders may sell the USA common stock being offered under this prospectus directly to other purchasers, or to or through broker-dealers or agents, in separate transactions or in a single transaction, at prices and under terms then prevailing or at prices related to then current market price or in privately negotiated transactions, for cash or other consideration. As used herein, selling stockholders include donees and pledgees selling USA common stock being offered under this prospectus received from a named selling stockholder after the date of this prospectus. To the extent required, the number of shares of USA common stock to be sold pursuant to this prospectus, purchase price, public offering price, the names of any such agent or dealer and any applicable commission or discount with respect to a particular offering, as well as the intention of any donee or pledgee to sell more than 500 shares of USA common stock being offered under this prospectus, will be set forth in an accompanying prospectus supplement.

        Subject to the provisions of the registration rights agreement described below, the shares of USA common stock being offered under this prospectus may be sold from time to time by the selling stockholders in any of the following ways:

  (1)
  The shares may be sold through a broker or brokers, acting as principals or agents. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the USA common stock as agent but may position and resell the block as principal to facilitate the transaction. The USA common stock may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the USA common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both.

  (2)
  The shares may be sold on any national securities exchange or quotation service on which the USA common stock may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market.

  (3)
  The shares may be sold in private sales directly to purchasers.

        In addition, the selling stockholders may sell, transfer or otherwise dispose of all or a portion of the USA common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act, including sales in open market transactions.

        Subject to the provisions of the registration rights agreement described below, the selling stockholders may enter into hedging transactions with counterparties (including broker-dealers), and the counterparties may engage in short sales of the USA common stock in the course of hedging the positions they assume with the selling stockholders, including, without limitation, in connection with distribution of the USA common stock by such counterparties. Such counterparties may receive compensation in the form of concessions or commissions from the selling stockholders or the purchasers of the USA common stock for whom they may act as agents. In addition, the selling stockholders may sell short the USA common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the USA common stock offered hereby may be used to cover such short sales. The selling stockholders may also enter into option or other transactions with counterparties that involve the delivery of the USA common stock to the counterparties, who may then resell or otherwise transfer such USA common stock. Subject to the provisions of the registration rights agreement, the selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended, to reflect such transaction.

Registration Rights Agreement

        Pursuant to the registration rights agreement, the selling stockholders have agreed to cooperate with any registered broker-dealer designated by us to facilitate the resale of the shares of USA common stock issued to them in the merger and covered by this prospectus. In the event that we have advised the selling stockholders by 5:00 p.m. Eastern time on the trading day prior to the date of this prospectus that a designated broker-dealer will arrange such a trade, which we refer to as an arranged trade, each selling stockholder has agreed to, and will be obligated to, enter into a binding commitment with the designated broker-dealer to complete the transfer of its USA common stock received in the merger and covered by this prospectus in the arranged trade, provided that the terms of such transfer:

  (1)
  relate to all of the shares of USA common stock covered by this prospectus;

  (2)
  provide for aggregate net cash proceeds to the selling stockholders of no less than the aggregate value (based on the average trading price at which USA common stock is valued at the closing of the merger) of the USA common stock issued in the merger and covered by this prospectus multiplied by 0.9484709294, which amounts to $            in the aggregate;

  (3)
  are binding on the designated broker-dealer on the closing date of the merger, subject to consummation of the merger;

  (4)
  provide for a commission to the designated broker-dealer that is within the range of customary brokerage commissions for sales of block trades that are similar in relevant respects; and

  (5)
  provide for the execution of such transfer on the closing date of the merger and the settlement thereof on customary terms.

        In the event that we have notified the selling stockholders on the trading date prior to the closing of the merger that its designated broker-dealer will effect an arranged trade, the selling stockholders may not, and will cause their affiliates not to, until after the settlement of the arranged trade, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of USA common stock covered by this prospectus or any securities convertible into or exercisable or exchangeable for such shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of USA common stock covered by this prospectus or (c) transfer, or enter into a binding commitment to transfer, any of the shares of USA common stock covered by this prospectus; whether any such transaction described in clause (a) or (b) above is to be settled by delivery of the shares of USA common stock covered by this prospectus or such other securities in cash or otherwise.

        Pursuant to the terms of this section, the designated broker-dealer is                        and will effect the arranged trade of all shares of the USA common stock received in the merger by the selling stockholders and covered by this prospectus.

        Under the registration rights agreement, the selling stockholders may not use the registration statement of which this prospectus forms a part for purposes of an underwritten offering without our consent.

        Except as provided in this section, the selling stockholders will act independently of USA in making decisions with respect to the timing, manner and size of each sale.

        Except as provided in this section, the selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of USA common stock to be made directly or through agents.

        In order to comply with securities laws in certain jurisdictions, the USA common stock being offered under this prospectus will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

Timing

        The shares of USA common stock being offered under this prospectus may be sold from time to time by the selling stockholders. There is no assurance that the selling stockholders will sell or dispose of any or all of their shares of USA common stock. However, if an arranged trade is effected in accordance with the registration rights agreement, we expect that all shares of USA common stock covered by this prospectus will be sold immediately after the closing of the merger.

        Under the registration rights agreement entered into with the selling stockholders, we are required to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders no longer hold any shares of USA common stock or the first anniversary of the closing of the merger.

Proceeds, Commissions and Expenses

        The aggregate proceeds to the selling stockholders from the sale of the USA common stock offered by them under this prospectus will be the purchase price of such USA common stock less discounts, concessions and commissions, if any. We will not receive any proceeds from the sale of USA common stock by the selling stockholders.

        The selling stockholders will be responsible for payment of commissions, concessions and discounts of dealers or agents. The selling stockholders will pay for the fees and expenses of their counsel, as well as all applicable stock transfer taxes, brokerage commissions, discounts or commissions. We will pay any printing costs, SEC filing fees and other fees, disbursements and out-of-pocket expenses and costs incurred by us in connection with the preparation of the registration statement of which this prospectus is a part and in complying with all applicable securities and blue sky laws.

        The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the USA common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the USA common stock may be deemed to be underwriting commissions or discounts under the Securities Act.

Indemnification

        Under the registration rights agreement, we have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify us and each other such selling stockholder against certain liabilities, including liabilities arising under the Securities Act.

CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

General

        The following is a general discussion of certain material United States federal income and estate tax consequences of the ownership and disposition of USA common stock.

        As used herein, a "United States person" is

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized in the United States or under the laws of the United States or of any state;

  •
  an estate the income of which is includible in gross income for United States federal income taxation regardless of its source;

  •
  a trust if a court in the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

  •
  any person otherwise subject to United States federal income tax on a net income basis in respect of its worldwide taxable income.

        A "U.S. Holder" is a beneficial owner of USA common stock who is a United States person. A "Non-U.S. Holder" is a beneficial owner that is not a U.S. Holder. If a partnership (including for this purpose any entity treated as a partnership for United States federal tax purposes) is a beneficial owner of USA common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. The partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of owning and disposing of USA common stock.

        This discussion is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to holders who hold USA common stock as capital assets. Moreover, this discussion is for general information only and does not address all the tax consequences that may be relevant in light of your particular circumstances, nor does it discuss special tax provisions which may apply if you have relinquished United States citizenship or residence.

        Each prospective purchaser is advised to consult a tax advisor with respect to current and possible future tax consequences of purchasing, owning and disposing of our common stock, as well as any tax consequences that may arise under state, local, foreign or other tax laws.

Taxation of U.S. Holders

        This section describes the tax consequences to a U.S. Holder. If you are not a U.S. Holder, this section does not apply to you.

        Distributions.    The amount of any distribution we make in respect of our common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. In general, distributions on USA common stock will constitute dividend income, taxable at ordinary income rates, to the extent of our current or accumulated earnings and profits. Any excess will be treated as non-taxable return of capital to the extent of the holder's basis in the common stock, and thereafter as capital gain.

        Sales or Exchanges.    On the sale, exchange or other disposition of shares of USA common stock (other than a redemption of the common stock, discussed below), holders will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other disposition and the adjusted tax basis in the stock sold, exchanged or disposed of. This gain or loss will be long-term capital gain or loss if at the time of the sale, exchange or disposition the holder has held the stock sold, exchanged or disposed of for more than one year. The deductibility of capital losses is subject to limitations.

        Dividends to Corporate Shareholders.    In general, a distribution on the USA common stock that is taxable as a dividend and that is made to a corporate shareholder will qualify for the 70% corporate dividends-received deduction under the Internal Revenue Code. However, a dividend that arises upon a redemption of common stock will generally constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. In addition, constructive dividends received on common stock within two years of the holder's acquisition of the stock may also constitute "extraordinary dividends." If the extraordinary dividend rules apply, the corporate shareholder may lose some or all of the benefits of the dividends-received deduction. Furthermore, there are many exceptions and restrictions relating to the availability of the dividends-received deduction. Consequently, corporate shareholders should consult their own tax advisors regarding the extent, if any, that the dividends-received deduction is available to them and the extent to which the extraordinary dividend rules may apply.

        Redemption of USA Common Stock.    A redemption of USA common stock generally would be a taxable event and would be treated as if the holder sold the common stock if the redemption:

  •
  results in a "complete termination" of the holder's interest in USA stock;

  •
  is "substantially disproportionate" (i.e., after the redemption, the percentage of all our outstanding voting stock that is owned by the holder is less than 80% of the percentage of all our outstanding voting stock (and the percentage of all our outstanding common stock that is owned by the holder is less than 80% of the percentage of all our outstanding common stock) that was owned by the holder immediately before the redemption); or

  •
  is "not essentially equivalent to a dividend" (i.e., the redemption must meaningfully reduce the holder's proportionate interest in USA based on the holder's particular circumstance; the Internal Revenue Service or the IRS has indicated that this test is satisfied by even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs).

        In determining whether any of these tests has been met, holders must take into account the shares of stock actually owned and the shares of stock constructively owned by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code.

        If stock is redeemed in a redemption that meets one of the tests described above, the holder generally would recognize taxable gain or loss equal to the difference between the amount of cash and the fair market value of property received and the holder's tax basis in the stock redeemed. This gain or loss would be long-term capital gain or capital loss if the stock were held for more than one year.

        If a redemption does not meet any of the tests described above, the entire amount of the cash and the fair market value of property received generally would be taxed as a dividend as explained above under "Distributions." If a redemption is treated as a distribution that is taxable as a dividend, the holder's basis in the redeemed stock would generally be transferred to the holder's remaining shares of stock, if any.

        Information Reporting and Backup Withholding.    Information reporting will generally apply to dividends received on USA common stock and to the proceeds received on the sale or disposition of such stock by a U.S. Holder who is not an exempt recipient. Generally, individuals are not exempt recipients, whereas corporations are exempt recipients. Backup withholding will apply only if the U.S. Holder is not an exempt recipient and:

  •
  fails to furnish its Taxpayer Identification Number or the TIN which, in the case of an individual, is his or her Social Security Number;

  •
  furnishes an incorrect TIN;

  •
  in the case of dividends, is notified by the IRS that it has failed to properly report payments of interest or dividends; or

  •
  fails to certify, under penalty of perjury, that it has furnished a correct TIN, has not been notified by the IRS that it is subject to backup withholding (or has since been notified by the IRS that it is no longer subject to backup withholding) and is a U.S. person (including a U.S. resident alien).

        U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for demonstrating such an exemption if applicable.

        The amount of any backup withholding from a payment to a U.S. Holder is not an additional tax and is allowable as a credit against the U.S. Holder's United States federal income tax liability, if any, or may be claimed as a refund, provided that the required information is furnished to the IRS.

Taxation of Non-U.S. Holders

        This section describes the tax consequences to a Non-U.S. Holder. If you are a U.S. Holder, see the above discussion under "—Taxation of U.S. Holders."

        Dividends.    If dividends are paid, Non-U.S. Holders will be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, Non-U.S. Holders must properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid or deemed paid to a Non-U.S. Holder that is a partnership or other pass through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

        If actual or deemed dividends are considered effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, those dividends will not be subject to withholding tax, but instead will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates, provided an IRS Form W-8ECI, or successor form, is filed with the payor. In the case of a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

        Non-U.S. Holders must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid or deemed paid with respect to USA common stock. In addition, if a Non-U.S. Holder is required to provide an IRS Form W-8ECI or successor form, as discussed above, the Non-U.S. Holder must also provide its tax identification number.

        Non-U.S. Holders that are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

        Gain on Disposition of USA Common Stock.    Non-U.S. Holders generally will not be subject to United States federal income tax on any gain realized on the sale or other disposition of USA common stock unless:

  •
  the gain is considered effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment (and, in which case, if the holder is a foreign corporation, may be subject to an additional "branch profits tax" equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

  •
  the holder is an individual who holds the USA common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

  •
  we are or have been a "United States real property holding corporation," or a USRPHC, for United States federal income tax purposes. We believe that we are not currently, and are not likely to become, a USRPHC. If we were to become a USRPHC, then gain on the sale or other disposition of USA common stock generally would not be subject to United States federal income tax provided:

  •
  USA common stock were "regularly traded" on an established securities market; and

  •
  the holder did not actually or constructively own more than 5% of the USA common stock during the shorter of the five-year period preceding the disposition or the holder's holding period.

        Federal Estate Tax.    In the case of an individual, USA common stock held at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

        Information Reporting and Backup Withholding.    We must report annually to the IRS and to each holder the amount of dividends paid or deemed paid and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other applicable agreements.

        Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor. Generally Non-U.S. Holders will be subject to backup withholding with respect to dividends paid on USA common stock unless they certify their status as Non-U.S. Holders.

        The payment of proceeds of a sale of USA common stock effected by or through a United States office of a broker will be subject to both backup withholding and information reporting unless the holder provides the payor with the holder's name and address and certifies its Non-U.S. Holder status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of USA common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is furnished in a timely manner to the IRS.

LEGAL MATTERS

        The validity of the USA common stock offered by this prospectus is being passed upon by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements and the related financial statement schedule of USA and its subsidiaries at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, as amended by amendments No. 1 and 2 on Form 10-K/A, incorporated by reference into this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated herein by reference, and have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Expedia, Inc.'s Transition Report on Form 10-K for the six-month period ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various costs and expenses payable by the Registrant in connection with the sale of USA common stock being registered, other than broker-dealer discounts and commissions which are payable by the selling stockholders. All amounts are estimates except the SEC registration fee.

Item	Amount
SEC Registration Fee	$14,945
Printing Fees and Expenses	$2,000
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$10,000
Miscellaneous	$5,000

Total	$51,945

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Registrant's Restated Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Amended and Restated By-Laws provide that the directors and officers (and legal representatives of such directors and officers) will be indemnified to the fullest extent authorized by the Delaware General Corporation Law with respect to third-party actions, suits, investigations or proceedings provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below. The Registrant's Amended and Restated By-Laws further provide that directors and officers (and legal representatives of such directors and officers) will be indemnified with respect to actions or suits initiated by such person only if such action was first approved by the board of directors. The Registrant's Amended and Restated By-Laws allow the Registrant to pay all expenses incurred by a director or officer (or legal representatives of such directors or officers) in defending any proceeding in which the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, upon an undertaking by such party to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Registrant. From time to time, officers and directors may be provided with indemnification agreements that are consistent with the foregoing provisions. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 16. EXHIBITS

        The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of November 20, 2002, by and between the Registrant, Red Wing, Inc., EPI and Carlyle-EPI Partners, L.P. as initial holder representative for the selling stockholders (incorporated by reference as Exhibit 2.1 to Registration Statement on Form S-4 (file no. 333-102119) filed by USA on December 23, 2002)
2.2	Amendment to Agreement and Plan of Merger, dated as of January 3, 2003, by and between the Registrant, Red Wing, Inc., EPI and Carlyle-EPI Partners, L.P. as initial holder representative for the selling stockholders (incorporated by reference as Exhibit 2.2 to Registration Statement on Form S-4 (file no. 333-102119) filed by USA on February 13, 2003)
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1	Powers of Attorney
99.1	Amended and Restated Registration Rights Agreement, dated as of February 3, 2003, by and between the Registrant and the selling stockholders (incorporated by reference as Exhibit 99.1 to Amendment No. 1 to Registration Statement on Form S-4 (file no. 333-102119) filed by USA on February 13, 2003).

*
To be filed by amendment.

ITEM 17. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

        (4)  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 25, 2003.

USA INTERACTIVE
By:	/s/ DARA KHOSROWSHAHI Dara Khosrowshahi Executive Vice President and Chief Financial Officer

* * * * *

        Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated as of February 25, 2003.

Signature	Title

* Barry Diller	Chairman of the Board, Chief Executive Officer and Director
* Victor A. Kaufman	Vice Chairman and Director
* William J. Severance	Vice President and Controller (Chief Accounting Officer)
/s/ DARA KHOSROWSHAHI Dara Khosrowshahi	Executive Vice President and Chief Financial Officer
Richard Barton	Director
* Robert R. Bennett	Director
* Edgar Bronfman, Jr.	Director
* Anne M. Busquet	Director
* Jean-René Fourtou	Director

* Donald R. Keough	Director
* Marie-Josee Kravis	Director
* John C. Malone	Director
* Gen. H. Norman Schwarzkopf	Director
Alan Spoon	Director
* Diane Von Furstenberg	Director
* By:	/s/ DARA KHOSROWSHAHI Dara Khosrowshahi Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of November 20, 2002, by and between the Registrant, Red Wing, Inc., EPI and Carlyle-EPI Partners, L.P. as initial holder representative for the selling stockholders (incorporated by reference as Exhibit 2.1 to Registration Statement on Form S-4 (file no. 333-102119) filed by USA on December 23, 2002)
2.2	Amendment to Agreement and Plan of Merger, dated as of January 3, 2003, by and between the Registrant, Red Wing, Inc., EPI and Carlyle-EPI Partners, L.P. as initial holder representative for the selling stockholders (incorporated by reference as Exhibit 2.2 to Registration Statement on Form S-4 (file no. 333-102119) filed by USA on February 13, 2003)
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1	Powers of Attorney
99.1	Amended and Restated Registration Rights Agreement, dated as of February 3, 2003, by and between the Registrant and the selling stockholders (incorporated by reference as Exhibit 99.1 to Amendment No. 1 to Registration Statement on Form S-4 (file no. 333-102119) filed by USA on February 13, 2003).

*
To be filed by amendment.

QuickLinks

EXPLANATORY NOTE
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
NOTE ON COPYRIGHTS AND TRADEMARKS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
INDEX TO EXHIBITS